Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Nomad Foods Limited of our report dated February 23, 2023 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Nomad Foods Limited’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP (Firm ID: 876)
London, United Kingdom
March 1, 2023